Exhibit 4

                             AMENDMENT NO. 3 TO THE
                  HEICO CORPORATION COMBINED STOCK OPTION PLAN

         WHEREAS, on March 16, 1999, the Board of Directors of HEICO Corporation (the "Board") approved an Amendment to the HEICO Combined Stock Option Plan (the "Plan") amending Section 9 of the Plan (Exercise of Options);

         NOW THEREFORE, in accordance with the terms of the Plan, the Plan is hereby amended as follows:

         1. Section 9 of the HEICO Corporation Combined Stock Option Plan is hereby amended to read in its entirety:

               9. EXERCISE OF OPTIONS. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount, if any, that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. The consideration to be paid for the Shares to be issued upon exercise of an Option, as well as the method of payment of the exercise price and of any withholding and employment taxes applicable thereto, shall be determined by the Committee or the Board and may, in the discretion of the Committee or the Board, consist of: (1) cash, (2) certified or official bank check, (3) money order, (4) Shares that have been held by the Optionee for at least six (6) months (or such other Shares, including the withholding of Shares issuable upon exercise of the Option, as the Company determines will not cause the Company to recognize for a financial accounting purposes a charge for compensation expense, (5) pursuant to a "cashless exercise" procedure, by delivery of a properly executed exercise notice together with such other documentation, and subject to such guidelines, as the Board or the Committee shall require to effect an exercise of the Option and delivery to the Company by a licensed broker acceptable to the Company of proceeds from the sale of Shares or a margin loan sufficient to pay the exercise price and any applicable income or employment taxes, (6) promissory note, or (7) in such other consideration as the Committee or the Board deems appropriate, or by a combination of the above. In the case of an Incentive Stock Option, the permissible methods of payment shall be specified at the time the Option is granted. The Committee or the Board in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, or through the withholding of Shares issuable upon exercise of the Option, the value of the Shares surrendered or withheld shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain

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         the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option or such other collateral as the Board shall require, (iii) bear interest at the prime rate of the Company's principal lender, and (iv) contain such other terms as the Board in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided herein.

         2. The effective date of this Amendment No. 3 to the Plan shall be March 16, 1999.

         IN WITNESS WHEREOF, HEICO Corporation has caused this Amendment to be executed this 16th day of March, 1999.

                                       HEICO Corporation

                                       BY:      /s/ LAURANS A. MENDELSON
                                          ------------------------------------
                                       Laurans A. Mendelson
                                       Chairman of the Board, President
                                       and Chief Executive Officer

                                       ATTEST:

                                          /s/ ELIZABETH R. LETENDRE
                                       ---------------------------------------
                                       Elizabeth R. Letendre
                                       Corporate Secretary